As filed with the Securities and Exchange Commission on December 3, 2003

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GRIC COMMUNICATIONS, INC.
(Exact name of the registrant as specified in its charter)

Delaware	77-0368092
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

GRIC Communications, Inc.

1421 McCarthy Boulevard

Milpitas, California  95035

(Address of principal executive offices)

Options issued under the Axcelerant, Inc. 2001 Stock Incentive Plan and assumed by the Registrant

(Full title of the plans)

Kim S. Silverman

Vice President and Chief Financial Officer

GRIC Communications, Inc.

1421 McCarthy Boulevard

Milpitas, California  95035

(408) 955-1920

(Name, address and telephone number of agent for service)

Copies to:

Horace L. Nash, Esq.

Andrew J. Schultheis, Esq.

Connie Y. Chung, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California  94041

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	601,004(1)	$1.33(2)	$799,336	$64.67(3)

(1)          Represents shares subject to outstanding options granted under the Axcelerant, Inc. 2001 Stock Incentive Plan and assumed by the Registrant.

(2)          Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the weighted average exercise price per share of the outstanding options assumed by Registrant.

(3)          Fee calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

GRIC COMMUNICATIONS, INC.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.  (1)

Item 2.            Registrant Information and Employee Plan Annual Information.  (1)

(1)                  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)                                  the Registrant’s latest annual report on Form 10-K for the fiscal year ended December 31, 2002, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which contains audited financial statements for the Registrant’s latest fiscal year;

(b)                                 the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, 2003, June 30, 2003 and September 30, 2003, the Registrant’s reports on Form 8-K, filed on January 31, 2003, May 1, 2003, July 28, 2003, August 13, 2003, September 22, 2003 and October 24, 2003, all of which are filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c)                                  The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporations Law permits a corporation, under specified circumstances, to indemnify its directors and officers against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the Delaware General Corporation Law also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit by the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

Article VII of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Bylaws provide for mandatory indemnification of the Registrant’s directors and officers, and permissible indemnification of its employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has also entered into indemnification agreements with its directors and officers that require the Registrant, among other things, to indemnify these individuals against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

The above discussion of the Delaware General Corporation Law and the Registrant’s Certificate of Incorporation, Bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, Certificate of Incorporation, Bylaws and indemnification agreements.

The Registrant maintains liability insurance for the benefit of its directors and officers.

Item 7.      Exemption From Registration Claimed.

Not applicable

Item 8.      Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.01	Second Amended and Restated Certificate of Incorporation.	S-1	333-87497	3.04	9/21/1999

4.02	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation.	8-K	000-27871	4.03	4/29/02

4.03	Second Certificate of Amendment of Second Amended and Restated Certificate of Incorporation.	S-4	333-109022	3.06	9/22/03

4.04	Registrant’s First Amended and Restated Bylaws.	S-1	333-87497	3.02	9/21/1999

4.05	Axcelerant, Inc. 2001 Stock Incentive Plan and related forms of Option Agreement and Option Exercise Agreement.					X

5.01	Opinion of Fenwick & West LLP.					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01.)					X

23.02	Consent of Ernst & Young LLP, independent auditors.					X

24.01	Power of Attorney (see signature page to this registration statement.)					X

Item 9.          Undertakings.

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 3rd day of December, 2003.

GRIC COMMUNICATIONS, INC.

By:	/s/ Bharat Davé
Bharat Davé
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Kim S. Silverman and David L. Teichmann, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

Principal Executive Officer:	Chief Executive Officer, President and a Director

/s/ Bharat Davé		December 3, 2003
Bharat Davé

Principal Financial Officer and Principal Accounting Officer:

/s/ Kim S. Silverman	Vice President and Chief Financial Officer	December 3, 2003
Kim S. Silverman

Additional Directors:

/s/ Dr. Hong Chen	Chairman	December 3, 2003
Dr. Hong Chen

/s/ James Goodman	Director	December 3, 2003
James Goodman

/s/ Roderick C. McGeary	Director	December 3, 2003
Roderick C. McGeary

/s/ Walter Sousa	Director	December 3, 2003
Walter Sousa

/s/ Gerald Wright	Director	December 3, 2003
Gerald Wright

/s/ Joseph M. Zaelit	Director	December 3, 2003
Joseph M. Zaelit

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.01	Second Amended and Restated Certificate of Incorporation.	S-1	333-87497	3.04	9/21/1999

4.02	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation.	8-K	000-27871	4.03	4/29/02

4.03	Second Certificate of Amendment of Second Amended and Restated Certificate of Incorporation.	S-4	333-109022	3.06	9/22/03

4.04	Registrant’s First Amended and Restated Bylaws.	S-1	333-87497	3.02	9/21/1999

4.05	Axcelerant, Inc. 2001 Stock Incentive Plan and related forms of Option Agreement and Option Exercise Agreement.					X

5.01	Opinion of Fenwick & West LLP.					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01.)					X

23.02	Consent of Ernst & Young LLP, independent auditors.					X

24.01	Power of Attorney (see signature page to this registration statement.)					X